Exhibit 21.1

TechTarget, Inc.

List of Subsidiaries

Subsidiary Legal Name	Employer ID Number	% Owned	State/Country Incorporated
TechTarget Securities Corporation	20-1921630	100%	Massachusetts
TechTarget Limited	NA	100%	United Kingdom
TechTarget (HK) Limited	NA	100%	Hong Kong
TechTarget (Australia) Pty Ltd.	NA	100%	Australia
TechTarget (Singapore) PTE. Ltd.	NA	100%	Singapore
E-Magine Médias SAS	NA	100%	France
TechTarget Germany GmbH	NA	100%	Germany
BrightTALK, Inc.	NA	100%	Delaware
BrightTALK Limited	NA	100%	United Kingdom